NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP ELECTS ROBERT E. HENEL, JR.
TO ITS BOARD OF DIRECTORS

OLNEY, MARYLAND, June 30, 2011 — Sandy Spring Bancorp, Inc., (Nasdaq: SASR) the parent company of Sandy Spring Bank, today announced the election of Robert E. Henel, Jr., to its board of directors on June 29, 2011.  Henel, 63, is the former Regional President of PNC Bank for the Annapolis and Anne Arundel County Region having previously served as the Chairman, President and CEO of Annapolis Banking & Trust Company, an affiliate of Mercantile Bankshares Corp., for 16 years.

“We could not be more pleased to have someone with Bob’s experience in the industry and reputation in the community on our board.  It’s a perfect fit,” said Daniel J. Schrider, President and CEO.  “The greater Annapolis market is very important to us, and there are few who understand banking in that market as well as Bob.”

In addition to 39 years in the banking industry, Henel is a past chairman of the board of trustees for the Anne Arundel Health System, and a past chairman of the Anne Arundel Medical Center Foundation. He has served numerous community, civic, and industry organizations such as Annapolis & Anne Arundel County Chamber of Commerce, Annapolis Life Care, Historic Annapolis Foundation, and the Maryland Bankers Association.

"Bob will make an outstanding addition to our board,” said Robert L. Orndorff, Chairman of the Board.  “He represents community banking at its best, and that is what Sandy Spring Bank endeavors to bring to each of the communities we serve throughout central Maryland and Northern Virginia.”

Henel will serve on the board’s Audit Committee and Credit & Investment Risk Committee.  He will also assume the position of chairman of the Chesapeake Region Advisory Board for Sandy Spring Bank.

About Sandy Spring Bancorp, Inc./Sandy Spring Bank

With $3.5 billion in assets, Sandy Spring Bancorp, Inc. is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc. Sandy Spring Bancorp is the oldest and largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer
DSchrider@sandyspringbank.com, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
PMantua@sandyspringbank.com
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
800-399-5919
Web site: sandyspringbank.com